EXHIBIT 21

LIST OF SUBSIDIARY CORPORATIONS
ARKANSAS BEST CORPORATION

The Company owns and controls the following subsidiary corporations. Certain subsidiaries which do not qualify as significant in accordance with the applicable rules have not been listed.

Name	Jurisdiction of Incorporation	% of Voting Securities Owned

Subsidiaries of Arkansas Best Corporation:
ABF Freight System, Inc.	Delaware	100
Transport Realty, Inc.	Arkansas	100
Data-Tronics Corp.	Arkansas	100
ABF Cartage, Inc.	Delaware	100
Land-Marine Cargo, Inc.	Puerto Rico	100
ABF Freight System Canada, Ltd.	Canada	100
ABF Freight System de Mexico, Inc.	Delaware	100
Motor Carrier Insurance, Ltd.	Bermuda	100
Tread-Ark Corporation	Delaware	100
ABF Farms, Inc.	Arkansas	100
Albert Companies, Inc.	Delaware	100
Moving Solutions, Inc.	Arkansas	100
Panther Expedited Services, Inc.	Delaware	100
ABF Logistics, Inc.	Arkansas	100

Subsidiaries of ABF Freight System, Inc.:
ABF Freight System (B.C.), Ltd.	British Columbia	100
ABF Freight Funding, LLC	Delaware	100

Subsidiaries of Tread-Ark Corporation (formerly Treadco, Inc.):
FleetNet America, Inc.	Arkansas	100

Subsidiaries of ABF Logistics, Inc.:
ABF Global Supply Chain, Inc. (formerly Global Supply Chain Services, Inc.)	Arkansas	100
ABF Multimodel, Inc. (formerly FreightValue, Inc.)	Arkansas	100
ABF Supply Chain Solutions, Inc.	Ohio	100